Exhibit 5.1

[Letterhead of Squire, Sanders & Dempsey (US) LLP]

August 12, 2011
Amtech Systems, Inc.
131 South Clark Drive
Tempe, Arizona 85281

Re:    Amtech Systems, Inc.-
Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as counsel to Amtech Systems, Inc., an Arizona corporation (the “Corporation”), in connection with a Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) for the immediate registration of 153,090 shares of the Corporation's common stock, par value $0.01 per share (the “Shares”). All of the Shares are being registered on behalf of the stockholders identified in the Registration Statement.
We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Corporation and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as copies and the authenticity of the originals of such copies.
We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Corporation and of public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.
Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that, the Shares covered by the Registration Statement have been duly authorized, and will, when sold as contemplated by the Registration Statement, be validly issued, fully paid and non-assessable.
Our opinions expressed above are limited to the current state of the laws of the States of New York and Arizona and the federal laws of the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Squire, Sanders & Dempsey (US) LLP
Squire, Sanders & Dempsey (US) LLP